EXHIBIT 23.01
CONSENT OF COUNSEL
     We hereby consent to all references to our firm under the captions “Tax Consequences” and ”Lawyers; Accountants” in this Post-Effective Amendment No. 3 to the Registration Statement on Form S-1 (Reg. No. 333-126172), as filed with the United States Securities and Exchange Commission on or about July 6, 2009, and the related Prospectus of Man-AHL 130, LLC.
/s/ Sidley Austin LLP
July 6, 2009